SCHEDULE 14A INFORMATION
(RULE 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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ARTES MEDICAL, INC.
(Name of Registrant as Specified in Charter)

H. MICHAEL SHACK
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NEWS RELEASE
FOR IMMEDIATE RELEASE
CONTACT:

Stephen D. Axelrod, CFA (Investors)
Wolfe Axelrod Weinberger Associates, LLC
212-370-4500
steve@wolfeaxelrod.com

ARTES MEDICAL MANAGEMENT LEAVES SHAREHOLDERS IN THE DARK

-Dr. Michael Shack, Proxy Organizer, States That Shareholders Are Left In The Dark At Annual Shareholder Meeting-

San Diego, CA – November 14, 2008 – Dr. H. Michael Shack (“Dr. Shack” or “Proxy Organizer”) announced today that in a blatant example of corporate arrogance, the present board of Artes Medical Inc., (Nasdaq:ARTE) excluded the shareholders from hearing a plan of action prepared by the proxy group.

Dr. Shack specifically notes the following:

1.	Based upon the previous proxy vote count, how did the Board suddenly manage to attain a quorum?

2.	The proxy group is in the process of investigating both the legality and validity of the quorum.

3.
Why would the present board bluntly ignore the qualified slate of the proxy group’s new board nominees?  It is interesting to note, that the proxy group fully complied with proxy notification requirements according to the Company’s amended bylaws.

4.
The board seems to be oblivious to Artes Medical’s dire financial condition according to the Company’s most recent financial disclosures and it continues to burn approximately $3 million per month while running out of operating capital..

5.	The current board has clearly failed to provide a strategic turn-around plan including financing, marketing, branding and physician training to establish credibility with shareholders.

6.	The Barry Rubin derivative suit for misconduct against the Board of Directors is still in litigation in U.S. Federal Court.

Dr. Shack further noted, “We cannot let the underhanded activities of the current Board of Directors continue. At the present time, without a major overhaul of the board and management, and its financial condition and marketing strategy, Artes will be beyond reclamation.  The Company’s current financial situation speaks for itself according to its Q3/2008 financial results:

•	Total loss for the third quarter 2008 is $11.2 million,

•	Nine-month loss $35.5 million,

•	Sales in the most recent quarter were down nearly $1 million from theprevious quarter,

•	Gross margins were negative,

•	Accounts payable rose to $6.1 million up from $3.1 million at year end of 2007,

•	Net cash used were $6.8 million, net of funds received from the sale of additional shares,

•	Cash remaining as of September 30, 2008 was $5.9 million, and

•	Shareholder’s equity is now a negative $9.2 million with NASDAQ compliance in jeopardy.”

Dr. Shack concluded, “We will continue to press our case.  As concerned shareholders we cannot stand idly by and watch a company with such tremendous promise remain in such a desperate situation.  The current management team and board of directors failed to provide even the basic leadership and business strategies necessary to increase shareholder value.  It is clear that their actions have been targeted more toward self preservation and continued entrenchment in the Company than providing value to shareholders.  They need to be replaced with a new board that has nothing but the best interests for the shareholders and a management team that is competent running the Company and able to stop the wasteful spending and put in place the sales & marketing, physician training and financial infrastructure to stabilize the current situation and redirect the Company towards a short-term path to profitability.”

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are based on the Proxy Organizer’s current beliefs and assumptions and on information currently available to the Proxy Organizer.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  As a result of these risks, uncertainties and other factors, readers are cautioned not to place undue reliance on any forward-looking statements included in this press release.  These forward-looking statements represent beliefs and assumptions only as of the date of this document, and the Proxy Organizer assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

IMPORTANT ADDITIONAL INFORMATION

On October 6, 2008, the Proxy Organizer filed a definitive proxy statement with the SEC in connection with the solicitation of proxies for the Artes Medical, Inc. 2008 Annual Stockholders’ Meeting (the “Proxy Statement”).  The Proxy Organizer has mailed the Proxy Statement to all stockholders.  The Proxy Statement contains important information about Artes Medical, Inc. and the Annual Meeting.  All stockholders are urged to read the Proxy Statement carefully.  Stockholders can obtain copies of the Proxy Statement and other documents filed by the Company and Proxy Organizer with the SEC in connection with the Annual Meeting for free at the SEC’s website at www.sec.gov.  The Proxy Organizer is deemed a participant in the solicitation of proxies from stockholders in connection with the Annual Meeting.  All proxy documents are also available in German language upon request from Mackenzie Partners at (212) 929-5500 or via e-mail at proxy@mackenziepartners.com.  The Proxy Statement is also available in German language on the internet at www.artesproxy.com.

The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Organizer’s Proxy Statement.

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